Filed Pursuant to Rule 433

Registration Statement No. 333-157658

Final Term Sheet dated February 23, 2012 supplementing

the Preliminary Prospectus Supplement dated February 23, 2012

Final Term Sheet

ArcelorMittal

$500,000,000 aggregate principal amount of its 3.750% Notes due 2015

This final term sheet dated February 23, 2012 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 23, 2012 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together. the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal
Security description:	3.750% notes due 2015
Size:	$500,000,000
Price:	99.785% of face amount
Maturity:	February 25, 2015, unless earlier redeemed
Coupon:	3.750% per annum
Yield to Maturity:	3.827%
Benchmark Treasury:	0.250% due February 15, 2015
Spread to Benchmark Treasury:	T+340 bps
Benchmark Treasury Price and Yield:	99-15 1/4 / 0.427%
Reference Treasury Dealers:	J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers)
Interest Payment Dates:	February 25 and August 25, commencing August 25, 2012
Proceeds to Company Before Expenses:	$497,675,000
Use of Proceeds:	The net proceeds of the offering will be used for general corporate purposes and to repay existing indebtedness.
Change of Control:	101%
Make-whole Spread:	T+50 bps
Trade date	February 23, 2012
Settlement:	T+3; February 28, 2012
CUSIP:	03938L AV6
ISIN:	US03938LAV62
Denominations/Multiple:	2,000 x 1,000
Ratings:	Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Book-Running Managers

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Passive Book-Runners

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,400,000,000 aggregate principal amount of its 4.500% Notes due 2017

This final term sheet dated February 23, 2012 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 23, 2012 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together. the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal
Security description:	4.500% notes due 2017
Size:	$1,400,000,000
Price:	99.691% of face amount
Maturity:	February 25, 2017, unless earlier redeemed
Coupon:	4.500% per annum
Yield to Maturity:	4.570%
Benchmark Treasury:	0.875% due January 31, 2017
Spread to Benchmark Treasury:	T+370 bps
Benchmark Treasury Price and Yield:	100-00 3/4 / 0.870%
Reference Treasury Dealers:	J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers)
Interest Payment Dates:	February 25 and August 25, commencing August 25, 2012
Proceeds to Company Before Expenses:	$1,390,774,000
Use of Proceeds:	The net proceeds of the offering will be used for general corporate purposes and to repay existing indebtedness.
Change of Control:	101%
Make-whole Spread:	T+50 bps
Trade date	February 23, 2012
Settlement:	T+3; February 28, 2012
CUSIP:	03938L AW4
ISIN:	US03938LAW46
Denominations/Multiple:	2,000 x 1,000
Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Book-Running Managers

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Passive Book-Runners

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,100,000,000 aggregate principal amount of its 6.250% Notes due 2022

This final term sheet dated February 23, 2012 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated February 23, 2012 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together. the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal
Security description:	6.250% notes due 2022
Size:	$1,100,000,000
Price:	99.284% of face amount
Maturity:	February 25, 2022, unless earlier redeemed
Coupon:	6.250% per annum
Yield to Maturity:	6.348%
Benchmark Treasury:	2.000% due February 15, 2022
Spread to Benchmark Treasury:	T+435 bps
Benchmark Treasury Price and Yield:	100-00+ / 1.998%
Reference Treasury Dealers:	J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers)
Interest Payment Dates:	February 25 and August 25, commencing August 25, 2012
Proceeds to Company Before Expenses:	$1,087,174,000
Use of Proceeds:	The net proceeds of the offering will be used for general corporate purposes and to repay existing indebtedness.
Change of Control:	101%
Make-whole Spread:	T+50 bps
Trade date	February 23, 2012
Settlement:	T+3; February 28, 2012
CUSIP:	03938L AX2
ISIN:	US03938LAX29
Denominations/Multiple:	2,000 x 1,000
Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB-” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Book-Running Managers

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Passive Book-Runners

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.